Exhibit 10.85
SABRE CORPORATION
2019 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF EXECUTIVE OFFICER STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)

THIS AGREEMENT is made as of GRANT DATE between Sabre Corporation (the “Company”) and PARTICIPANT NAME (the “Participant”).
WHEREAS, the Company has adopted the Sabre Corporation 2019 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees and non-employee directors of the Company or its Subsidiaries and Affiliates, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company or its Subsidiaries and Affiliates;
WHEREAS, Section 7 of the Plan provides for the Grant to Participants of Non-Qualified Stock Options to purchase shares of Common Stock of the Company.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK Option (the “Option”) with respect to NUMBER OF OPTIONS shares of Common Stock of the Company.
2.Grant Date. The grant date of the Options is GRANT DATE (the “Grant Date”).
3.Exercise Price; Exercisability. The exercise price of each share of Common Stock underlying the Option hereby granted is GRANT PRICE (the “Exercise Price”).
4.Vesting of Options.
(a)The Options shall vest per the vesting schedule below (each, a “Vesting Date”); provided that the Participant remains continuously employed by the Company through the applicable Vesting Date except as provided in Sections 4(c), 4(d) and 4(e) hereof.
VESTING SCHEDULE
In the event the Participant’s Employment terminates for any reason other than the Participant’s (1) Retirement (as defined in Section 4c)), (2) Qualifying Termination following a Change in Control or (3) death, as provided in Sections 4(c), 4(d) and 4(e) hereof, any unvested Options will be immediately forfeited as of such termination of Employment.

(b)In the event the Participant’s Employment terminates due to Retirement, the Option shall immediately vest in full and become exercisable for one (1) year as of the date of such termination. “Retirement” for purposes of this Agreement shall mean the Participant’s voluntary or involuntary termination of Employment (and shall not include a termination by the Company (or if different, the employer) of the Participant’s Employment for Cause or if the Company determines, in its sole discretion, that the Participant is not in good standing at the time of such termination) on a date when (i) the Participant has reached the age of 60, (ii) the Participant has completed at least five (5) years of continuous Employment and (iii) the sum of the Participant’s age and number of completed years of continuous Employment by the Participant is not less than 70. “Cause” for purposes of this Agreement shall have the meaning set forth in the Sabre Corporation Executive Severance Plan, as amended from time to time without regard to whether the Participant participates or is eligible to participate in the Sabre Corporation Executive Severance Plan.
(c)In the event of a Qualifying Termination during the one-year period following a Change in Control, the Option shall immediately vest in full and become exercisable as of the date of such Qualifying Termination following a Change in Control.
(d)In the event the Participant’s Employment terminates due to the Participant’s death, all unvested Options will immediately vest on the date of such termination.
5.Manner of Exercise. The Option shall be exercised by delivery of an electronic or physical written notice to the Secretary of the Company, or such other form as permitted by the Committee from time to time and communicated to the Participant (the “Exercise Notice”), which shall state the election to exercise the Option, specify the number of shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan. The Exercise Notice shall include payment in cash for an amount equal to the Exercise Price multiplied by the number of shares of Common Stock specified in such Exercise Notice. Such payment may be made in (i) cash; or in the Committee’s sole discretion, (ii) shares of Common Stock (that the Participant has owned for at least one (1) year) having a Fair Market Value equal to the Exercise Price; (iii) a combination of cash and shares provided that such shares have been held by the Participant for at least one (1) year prior to such exercise; or (iv) through a broker assisted exercise, but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the use of net-physical settlement is permitted by, and is in compliance with applicable law. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of the Option.
6.Expiration of Options. The Participant’s Option, or portion thereof, which has not become exercisable shall expire on the date the Participant’s Employment is terminated for any reason. The Participant’s Option(s), or any portion thereof, which have become exercisable on or before the date the Participant’s Employment is terminated (or that become exercisable as a result of such termination) shall expire on the earlier of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) ninety (90) days after the date the Participant’s Employment is terminated for any reason other than Cause, death or Disability; (iii) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the tenth (10th) anniversary of the Grant Date for such Option(s). All Options, whether vested or unvested, that have not sooner expired shall expire no later than the tenth (10th) anniversary of the Grant Date.
7.Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by or relating to the Options until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the Options prior to the applicable Settlement Date.
8.Transferability. Subject to any exceptions set forth in the Plan, until such time as the Options are settled in accordance with Section 4, the Options or the rights represented thereby may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Options will be forfeited by the Participant and all of the Participant’s rights to such Options shall immediately terminate without any payment or consideration from the Company.
9.Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
10.Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other taxrelated items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends and/or dividend equivalent; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
11.Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
12.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
13.No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Award shall confer upon the Participant any right with respect to the continuation of his Employment by or service to the Company or the Employer or interfere in any way with the right of the Company or the Employer at any time to terminate such Employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Options. The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either: (i) the Participant giving or receiving notice of termination of his or her office or Employment; (ii) the loss or termination of his or her office or Employment with the Company or its Subsidiaries or Affiliates for any reason whatsoever; or (iii) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
14.Data Privacy.
(a)The Participant hereby acknowledges that he or she has been notified of the processing of the Participant’s personal data by or on behalf of the Company, the Employer and/or any Subsidiary or Affiliates as described in this Agreement and any other Award grant materials (the “Personal Data”) and, if employed by a European and/or UK affiliate of the Company, has received a Privacy Notice provided by or on behalf of the Employer explaining how his/her Personal Data has been collected and will be used including for the purposes of the grant of Awards. Where applicable for other Participants based outside Europe and/or the UK, the Participant hereby consents to the processing of his/her Personal Data as described in this Agreement and any other Award grant materials. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Agreement, the Participant understands that the Company is the data controller of the Participant’s Personal Data (as defined under applicable European/UK data protection laws).
i.Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries or Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant and also to comply with its legal obligations as set out in the Privacy Notice. Where applicable for Participants employed outside Europe/the UK, the Participants hereby consent to the use of the Personal Data for these purposes.
ii.Stock Plan Administration Service Providers. The Participant understands that the Company transfers the Participant’s Personal Data, or parts thereof, to Morgan Stanley Smith Barney (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Company in a similar manner. The Participant understands and acknowledges that the Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
iii.International Data Transfers. The Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Company’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. The Participant acknowledges that the Personal Data may be transferred to recipients in the member states of the European Economic Area, the UK and other countries that may not be deemed to have “adequate” data protection laws, such as the United States, which has less stringent data privacy laws and protections than those in the country of the Participant’s residence. Further, the Participant acknowledges and understands that the transfer of the Personal Data to the Company, or to any third parties, is necessary for the Participant’s participation in the Plan. The Company’s legal basis for the transfer of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant.
iv.Data Retention. The Participant understands that the Company will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations or the pursuant by the Company of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.
v.Data Subject Rights. The Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment and is carried out by automated means. The Participant further acknowledges that the exercise of such rights are subject to the limitations and exemptions under applicable data protection laws and that any request to restrict or delete the Personal Data may affect the Participant’s ability to exercise or realize benefits from the Award, and the Participant’s ability to participate in the Plan. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. To exercise these rights, the Participant may contact the Company’s Data Privacy Officer.
15.Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
16.Protective Covenants. In consideration for receiving the Options as outlined within, as well as the continued disclosure to the Participant by the Company of Confidential and Proprietary Information that is necessary for the Participant to perform the Participant’s work activities with the Company, the Participant agrees to the following covenants that survive this Agreement and the Participant’s employment with the Company, and that such covenants below are reasonable and necessary agreements for the protection of legitimate business interests of the Company. The Participant acknowledges that complying with the covenants below will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant further acknowledges that the covenants below are separate and distinct obligations under this Agreement and that the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the covenants below.
        (a) Competing Business/Covered Customer. As used herein, “Competing Business” means any person, corporation, partnership, limited liability company or other entity that engages in activities so similar in nature or purpose to those of the Company business unit(s) or subsidiary(ies) for which the Participant worked or serviced within the last twenty-four (24) months of the Participant’s employment with the Company, such that they could displace business opportunities, customers or suppliers of such business unit(s) or subsidiary(ies). “Covered Customer” means those entities and/or persons (customers or suppliers) that have a continuing business relationship or prospective business relationship with the Company and that did business with the Company within the last twenty-four (24) months the Participant was with the Company and that the Participant either: (a) received or handled Confidential and Proprietary Information about; (b) had contact with; or (c) supervised others who had contact with.
        (b) Restriction on Interfering with Employee Relationships. The Participant agrees that during employment with the Company, and for a period of twenty-four (24) months following the termination of the Participant’s employment with the Company, the Participant will not, either directly or indirectly, participate in hiring or attempting to hire away a Company employee or contractor, or induce or encourage any employees or contractors of the Company to terminate their relationship with the Company, without prior written consent of a Company attorney.
        (c) Restriction on Interfering with Customer and Supplier Relationships. The Participant agrees that during employment with the Company, and for a period of twelve (12) months following the termination of the Participant’s employment with the Company, the Participant will not, directly or indirectly, encourage or induce any Covered Customer to stop or reduce business done with the Company, or call on, service, or solicit a Covered Customer on behalf of a Competing Business, without prior written consent of a Company attorney. The Participant and the Company stipulate that this restriction is inherently limited to a reasonable geography because it is limited to the places or locations where the Covered Customer is located at the time.
        (d) Restriction on Unfair Competition. The Participant agrees that during employment with the Company, and for a period of twelve (12) months following the termination of the Participant’s employment with the Company, the Participant will not work for or assist a Competing Business in any capacity (as employee, consultant, contractor, officer, director, investor, agent, or otherwise) that would involve: (i) the same or substantially similar functions or responsibilities to those the Participant performed for the Company; or (ii) supervision over the same or substantially similar functions or responsibilities. This restriction is limited to business activities within Asia Pacific, North America, Latin America and Europe. These restrictions do not prohibit ownership of securities in widely held corporations that are quoted and sold on the open market. The Participant and the Company stipulate that the foregoing is enforceable, reasonable, and necessary to protect the Company’s legitimate business interests such as goodwill, trade secrets and confidential information.
        (e) Survival of Restrictions. The Participant will advise any future employer of the foregoing restrictions before accepting new employment. The restrictions in this section shall survive the termination of the Participant’s employment with the Company. If the Participant fails to comply with the timed restrictions in this Agreement, the restrictive time periods provided for will be extended by one day for each day the Participant is found to have failed to have complied up to a maximum of twenty-four (24) months.
(f) Early Resolution Conference. During the Participant’s employment with the Company, and for a six (6) month period thereafter, the Participant agree to: (i) give the Company written notice at least fifteen (15) business days prior to commencing work for a Competing Business; (ii) provide the Company with sufficient information about the Participant’s new position for the Company to determine whether such position would be likely to lead to a violation of this Agreement; and (iii) participate in an early resolution conference in a good faith effort to resolve any disputes between the Participant and the Company within fifteen (15) business days of providing the Company the required notice.
17.Clawback Policy. Notwithstanding anything in the Plan to the contrary, the Company or any of its Subsidiaries or Affiliates will be entitled (i) to recoup compensation of whatever kind paid to a Participant under the Plan by the Company or any of its Subsidiaries or Affiliates at any time to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, and (ii) to cancel all or any portion of the Options (whether vested or unvested) and/or require repayment of any sums (including, in the case of shares of Common Stock, the value of such shares) or amounts which were received by the Participant in respect of the Options in the event the Company believes in good faith that the Participant has breached any existing protective covenants, including but not limited to Section 16 hereof, or any other confidentiality, non-solicitation, non-interference, or non-competition agreements with the Company or any of its Subsidiaries or Affiliates, and by accepting the Options pursuant to the Plan and this Agreement, Participant authorizes such clawback and agrees to comply with any Company request or demand for such recoupment.
18.Policy Against Insider Trading. By accepting this grant of Options, the Participant acknowledges that the Participant is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Participant further acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
19.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from his or her participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.
22.Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Tarrant County, Texas, or the federal courts for the Northern District of Texas, and no other courts where the grant of this Award is made and/or to be performed.
23.Nature of Grant. In accepting the Options, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the Options and any shares of Common Stock acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(f)the Options and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the shares of Common Stock underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;
(h)if the underlying shares of Common Stock do not increase in value, the Options will have no value;
(i)if the Participant exercises the Options and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of the Participant’s Employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(k)for purposes of the Options, the Participant’s Employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer, or any of the Subsidiaries or Affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Options under the Plan and the period during which the Participant may exercise the Options, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(m)unless otherwise agreed with the Company, the Options and any shares of Common Stock acquired under the Plan and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate; and
(n)the following provisions apply only if the Participant is providing services outside the United States:
1.the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
2.neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Participant pursuant to the settlement of the Options or the subsequent sale of any shares of Common Stock acquired upon settlement.
3.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon vesting/settlement of the Options prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.
5.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
6.Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other document related to the Options and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
7.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options and on any shares of Common Stock acquired upon vesting/settlement of the Options, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.Participant Acknowledgment. By the Participant’s electronic acceptance of this Agreement, the Participant hereby acknowledges receipt of a copy of the Plan and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting/settlement of the Options or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition. Finally, the Participant acknowledges that the Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.